Exhibit 23.5

3-14 Financials: The Oakley Property

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-11 of our report dated March 12, 2021, relating to the statement of revenues and certain operating expenses of the Oakley Property. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

6/28/2021